Exhibit 10.1

Cerence Inc.
25 Mall Road
4th floor, Suite # 416
Burlington, MA 01803
USA
cerence.com

September 30, 2024

Brian Krzanich

Dear Brian:

It is with great pleasure that I confirm Cerence Inc.’s (“Cerence” or the “Company”) offer of employment (the “Offer”) for the position of President and Chief Executive Officer of the Company (“CEO”). If you accept this Offer, your first day of employment with the Company will be October 7, 2024 or such other date as mutually agreed by you and the Company (such actual date, the “Start Date”).

Subject to the terms and conditions stated in the letter below and approval by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”), Cerence is pleased to offer you the following, commencing on the Start Date:

Position and Location

You will serve as President and CEO, reporting to the Board. The Company shall cause you to be nominated for election to the Board and to be recommended to the stockholders for election to the Board as long as you remain CEO, provided that you agree that you shall be deemed to have resigned from the Board and from any related positions immediately upon ceasing to serve as CEO for any reason. You will devote your full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, you may serve on other boards of directors, with the prior written approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities do not interfere with the performance of your duties to the Company.

You will not be required to relocate from your personal residence in [***] but you will be expected to travel frequently, including to our offices in Burlington, MA.

Base Salary

Your starting annual base salary will be paid at the rate of $600,000 per year. Your base salary shall be subject to periodic review by the Board or the Compensation Committee. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.

Bonus Program

In addition to your Base Salary, you will be eligible to participate in the Cerence Short Term Incentive Plan (“STIP”), with a target STIP award of 100% of your Base Salary. The STIP coincides with Cerence’s fiscal year, which is October 1st through September 30th. Any STIP award for the fiscal year in which your employment with the Company commences will be prorated based on the number of days you are employed in such fiscal year. The actual amount of the STIP award, if any, shall be determined in the sole discretion of the Board or the Compensation Committee. The form of payment is at the Board’s or Compensation Committee’s discretion and will be made in the form of restricted stock units, cash or a combination thereof. Target incentives do not constitute a promise of payment. To qualify for a STIP award, you must remain employed by the Company through the date that the STIP award is paid. Eligibility to participate and any payment under the STIP will be at the Board’s or Compensation Committee’s discretion, and the Board or Compensation Committee has the right to vary, suspend, revoke, or replace the STIP at any time.

Long Term Incentive Plan (“LTIP”)

As a material inducement to accept the Company’s offer of employment, and subject to the approval of the Board or the Compensation Committee, as promptly as practicable following the Start Date the following equity awards shall be granted under the Cerence Inc. 2024 Inducement Plan (the “Plan”) and pursuant to Rule 5635(c)(4) of the Marketplace Rules of NASDAQ Stock Market, Inc., contingent upon your commencement and continuation of employment with Cerence through the grant date:

A number of restricted stock units having an aggregate target value of $6,000,000. The number of restricted stock units will be calculated based on the average closing price of Cerence’s common stock over the trailing 20 trading days ending on the date of grant. The restricted stock units will be 50% in the form of time-based restricted stock units (“RSUs”) and 50% in the form of performance-based restricted stock units (“PSUs”), as follows in (a) and (b) below:

A.

RSUs: The RSUs will be subject to the terms and conditions for time-based restricted stock units under the Plan and in the applicable RSU agreement. The RSUs will vest as follows: one-third of the RSUs on each of the first three anniversaries of the Start Date, subject to your continued service with Cerence through each vesting date, except as provided in the Change of Control and Severance Agreement (as described below and hereinafter referred to as the “Severance Agreement”) or in the applicable RSU agreement.

B.

PSUs: The PSUs will be subject to the terms and conditions for performance-based restricted stock units under the Plan and in the applicable PSU agreement. The PSUs will be earned based on Company performance metrics determined by the Board or the Compensation Committee and will vest in full upon the release of FY 2027 earnings, subject to your continued service with Cerence though each vesting date, except as provided in the Severance Agreement or in the applicable PSU agreement.

Please note that any equity awards granted to you are subject to the terms of the Plan or the 2019 Plan, as applicable, (or any successor plan(s)) and the applicable grant agreements.

Benefits

You will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. The benefit programs you are eligible for as a Cerence employee will be provided during the New Hire On-boarding process.

Paid Time-Off

You will be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.

Indemnification

As an employee and officer of the Company, you shall be indemnified by the Company consistent with Delaware law. To implement this provision, the Company shall execute and deliver to you its standard form of indemnification agreement for officers and directors.

Background Check

Your employment is contingent upon satisfactory completion of a background check. You will be contacted via email by Cerence’s vendor during the onboarding process to complete the process.

Change of Control and Severance Agreement

You will be eligible to receive certain Severance Benefits following certain qualifying terminations of employment, as set forth in and subject to the terms of the enclosed Change of Control and Severance Agreement (the “Severance Agreement”) and applicable equity award agreements.

Taxes

All forms of compensation are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.

Terms and Conditions

Your employment with Cerence will be “at will”, meaning that either you or Cerence will be entitled to terminate your employment at any time and for any reason, with or without cause, subject to the terms of the Severance Agreement, if applicable.. This Offer Letter (“Offer”) and the agreements referenced herein, along with the Confidential Information, Inventions and Non-Competition Agreement (“CIIN”), which you are required to sign as a condition of employment, are the full and complete agreement between you and Cerence. You acknowledge and agree you have not relied on any other oral or written communication in connection with your decision to accept the offer.

This Offer is contingent upon your satisfying the conditions of hire, including the following:

•	Consistent with applicable law, presenting proof of eligibility to work in the United States

•	Executing the CIIN

•	Passing a Background Check

Finally, this Offer is conditioned on your not being subject to any confidentiality or non-competition agreement or any other similar type of restriction that would affect your ability to perform your role at Cerence. If you have previously entered into such an agreement, please provide me with a copy as soon as possible. Your acceptance of this Offer without presenting me with a copy of an agreement containing a confidentiality or non-competition agreement or any other similar type of restriction will be deemed to be a representation by you that no such agreement exists.

This letter, together with any agreement referenced herein, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements, understandings and discussions.

Please confirm your acceptance of this Offer by signing below and returning it to me no later than October 6, 2024.

Sincerely,

/s/ Arun Sarin

Arun Sarin

Chairman of the Board of Directors

I ACCEPT THE OFFER OF EMPLOYMENT AS STATED ABOVE:

/s/ Brian Krzanich	October 5, 2024
Signature	Date of Acceptance

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